EXHIBIT 10.8

DATE:  JANUARY 12, 2004

GATEWAY DISTRIBUTORS LTD.
3035 E. Patrick Lane, Ste. 14
Las Vegas, NV  89120


Dear  Sirs:

     Glen Bartolini would be pleased to act as Financial Advisor to Gateway Distributors LTD. In this capacity, the Financial Advisor will render the following financial advisory services:

     (i) Review with the Board of Directors and members of management Gateway Distributors' financial plans, its strategic plans and business alternatives;

     (ii) Advise Gateway Distributors with respect to potential European strategic acquisitions which appear to Advisor to provide promising opportunities for Gateway Distributors or which Gateway Distributors independently determines to pursue;

     (iii) Meet with senior management and, if requested, the entire Board of Directors of Gateway Distributors to discuss the position of Advisor and any recommendation to stockholders concerning any proposal to effect an acquisition or sell Gateway Distributors or certain of its assets as well as available strategic alternatives and their financial implications in Europe (defined as members of the European Union).

     (iv) To the extent requested by Gateway Distributors, assist Gateway Distributors in presentations to and negotiations with potential European lenders;

     (v) To the extent requested by Gateway Distributors, provide advice with respect to proposed licensing arrangements with third parties in the European markets.

     (vi) Advise Gateway Distributors with respect to opportunities for the sale of Gateway Distributors or certain of its assets, as well as other financial alternatives available to Gateway Distributors in the European markets.

     (vii) To the extent requested by Gateway Distributors, assist in negotiating the terms, condition and structure of any proposed acquisition, divestiture or licensing arrangement; and

     (viii) If requested and subject to further engagement as described below, render an option as to the fairness from a financial point of view to Gateway Distributors and its stockholders of the consideration to be paid by Gateway Distributors and its stockholders in connection with an acquisition, or consideration to be received by Gateway Distributors and its stockholders in connection with the sale of Gateway Distributors or certain of its assets in the European markets.

     As compensation for Advisor's services, Gateway Distributors will (i) pay to Advisor 50,000,000 (50) million shares of Gateway Distributors LTD. Registered common stock. The engagement provided for herein shall be terminable at the option of the Company at any time after 12 months from the date hereof upon 30 days written notice to Clive Dakin.

     No fees payable to any other financial advisor by Gateway Distributors shall reduce or otherwise affect the fees payable to Advisor. It is understood that regardless of the outcome of any Extraordinary Transaction or Licensing
Arrangement, except for financing in which Advisor is entitled to a non-accountable expense allowance hereunder, Gateway Distributors will reimburse Advisor for any reasonable out-of-pocket expenses it might incur in connection with its services in connection with such transactions or otherwise pursuant to this engagement letter,


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including, without limitation, reasonable fees and disbursements of counsel when consulted  in  connection  with action taken pursuant to this engagement letter.

     For the purposes of this engagement letter, "Consideration" shall mean the total market value on the day of closing of stock, securities, cash, assets and all other property (real or personal) or benefits exchanged or received, directly or indirectly by Gateway Distributors or any of its security holders in connection with any transaction, including without limitation any amounts paid or payable by Gateway Distributors or any person or entity to holders of warrants, stock purchase rights, straight or convertible securities of Gateway Distributors or any affiliate thereof, options or stock appreciation rights issued by Gateway Distributors, whether or not vested, and to holders of any other securities of any kind whatsoever of Gateway Distributors, or paid or payable to Gateway Distributors or any affiliate pursuant to any employment, agreement, royalty, consulting agreement or understanding, whether oral or written. All debt instruments or evidences thereof and all amounts payable pursuant to any employment agreements, royalty, consulting agreements, covenants not to compete, earn out or contingent payment rights or other similar agreements, arrangements or understandings shall be valued at the aggregate amount payable there under, whether such payments are absolute or contingent, and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof.

     In connection with the services which Advisor agrees to render to Gateway Distributors hereunder, Gateway Distributors shall (A) indemnify Advisor and hold it harmless to the fullest extent permitted by law against any losses, claims, damages or liabilities to which Advisor may become subject in connection with (i) the use of information that is inaccurate in any respect (as a result of misrepresentation, omission, failure to update, or otherwise) that is provided to Advisor by Gateway Distributors, its representatives, agents or advisors, regardless of whether Advisor knew or should have known of such inaccuracy, or (ii) any other aspect of its rendering such services, unless it is finally judicially determined that losses, claims, damages or liabilities relating thereto arise only out of the bad faith of Franco Cordioli, and (B) reimburse Advisor for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with the performance of its duties hereunder. If for any reason (other than the bad faith of Advisor relating to claims under subparagraph (ii) above) the foregoing indemnity is unavailable to Advisor or insufficient to hold Advisor harmless, then Gateway Distributors shall contribute to the amount paid or payable by Advisor as a result of such claims, liabilities, losses, damages or expenses in such proportion as is appropriate to reflect not only the relative benefits received by Gateway Distributors on the one hand and Advisor on the other but also the relative fault of Gateway Distributors on the one hand and Advisor on the other, as well as any relevant equitable considerations. Notwithstanding the provisions of this engagement letter, the aggregate contribution of Advisor to all claims, liabilities, losses, damages and expenses shall not exceed the amount of fees actually received by Advisor pursuant to its engagement by Gateway Distributors. It is hereby further agreed that the relative benefits to Gateway Distributors on the one hand and Advisor on the other hand with respect to the transactions contemplated in this engagement letter shall be deemed to be in the same proportion as the total value the transaction bears to the fees paid to Advisor with respect to such transactions. Gateway Distributors LTD. agrees that the indemnification and reimbursement commitments set forth in this engagement letter shall apply whether or not Advisor is a formal party to any such lawsuits or other proceedings, that Advisor is entitled to retain one separate counsel of its choice in connection with any of the matters to which such commitments relate, that such commitments shall be in addition to any liability that Gateway Distributors may have to Advisor at common law or otherwise, and that such commitments shall extend upon the terms set forth in this engagement letter to any controlling person, director, officer, employee or agent of Advisor and shall survive any termination of this engagement letter.

     Gateway Distributors LTD. agrees that Advisor is entitled to rely upon all reports of Gateway Distributors (and its affiliates) and information supplied to it by or on behalf of Gateway Distributors (whether written or oral), and Advisor shall not in any respect be responsible for the accuracy or completeness of any such report or information or have any obligation to verify the same.

     Advisor hereby agrees that it will not disclose confidential information received from Gateway Distributors (or its affiliates) to others (other than to its employees, agents, accountants, attorneys, and other advisors) except as contemplated by this engagement letter or as such disclosure may be required by law. At the conclusion of the engagement hereunder, Advisor will return to Gateway Distributors all copies of any confidential information that the Company has duly marked "confidential" and that is at the time in the possession of Advisor. For purposes of


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this  engagement  letter,  "confidential  information"  shall  mean  information provided by the Company to Advisor that is not otherwise available to Advisor from sources outside of Gateway Distributors (or its affiliates), and any such information shall cease to be confidential information when it becomes generally available, or comes to the attention of Franco Cordioli, through other sources that do not, to the awareness of Advisor at the time, involve a violation of this or any similar agreement.

     Any advice, written or oral, rendered by Advisor pursuant to this engagement letter may not be disclosed publicly without the prior written consent of such party. Gateway Distributors LTD. agrees that Advisor has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to Gateway Distributors hereunder.

     This engagement letter constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understanding, oral or written, relating to the subject matter hereof.

     This engagement letter shall be governed by, and construed in accordance with, the laws of the State of New York. Gateway Distributors LTD. hereby irrevocably consents to the jurisdiction and venue of the courts sitting in the State of New York and further consents to any and all process in any action relating to or arising out of this engagement letter by the mailing of copies of such process to Gateway Distributors at the address indicated above.

     If the foregoing correctly sets forth the understanding between us, please so indicate on the enclosed copies of this letter and return two original copies to us for our files, together with a certificate for six (6) million shares of Gateway Distributors LTD. without legend.

     We look forward to a long and mutually rewarding relationship.


Very  truly  yours,

Advisor:  Glen  Bartolini

Signature: ___________________________________


Agreed  to  and  accepted:

Company:  Gateway  Distributors  LTD.

By: _________________________________________

Title: _______________________________________


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